Exhibit 99.1

Financial Information Press Contact:
Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477

 AMERICAN SOFTWARE REPORTS PRELIMINARY FIRST QUARTER OF FISCAL YEAR 2006 RESULTS

            REVENUES INCREASE 22% AND OPERATING INCOME INCREASES 36%

ATLANTA (September 7, 2005) - American Software, Inc. (NASDAQ: AMSAE) today reported preliminary financial results for the first quarter of fiscal year 2006. These results are preliminary pending the completion of the Company's review and the audit of the Company's financial statements for fiscal 2005, the filing of the Company's annual report on Form 10-K and the completion and filing of the first quarter fiscal year 2006 Form 10-Q. These amounts are subject to change as the Company's review and the audit of the Company's fiscal 2005 financial statements and the Company's review of the first quarter fiscal year 2006 are not yet complete.

        Key estimated financial highlights for American Software include:

        o Software license fees for the quarter ended July 31, 2005 were approximately $3.4 million, an increase of 35% over the first quarter of fiscal 2005;

        o Services and other revenues for the quarter ended July 31, 2005 were approximately $7.7 million, an increase of 13% over the first quarter of fiscal 2005;

        o Maintenance revenue fees for the quarter ended July 31, 2005 were approximately $5.6 million, an increase of 29% over the first quarter of fiscal 2005;

        o Total revenues for the quarter ended July 31, 2005 were approximately $16.8 million, an increase of 22% over the first quarter of fiscal 2005; and

        o Operating Income for the quarter ended July 31, 2005 was $770,000, an increase of 36% over the first quarter of fiscal 2005.

    Preliminary GAAP net earnings were approximately $1.1 million or $0.04 per fully diluted share for the first quarter of fiscal 2006 compared to $1.2 million or $0.05 per fully diluted share for the same period last year. Adjusted net earnings for the quarter ended July 31, 2005, which excludes the acquisition related intangibles costs were $1.2 million or $0.05 earnings per fully diluted share compared to $1.2 million or $0.05 earnings per fully diluted share for the same period last year. The first quarter of fiscal 2005 financial data does not include revenue or expenses from Logility's Demand Management subsidiary, as the Demand Management acquisition occurred on September 30, 2004.

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American Software First Quarter Fiscal Year 2006 Results                  Page 2

        The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

        "We are off to a solid start for fiscal year 2006. With impressive growth in license fee, services and maintenance revenues, we delivered a 36% increase in operating income for the first quarter," stated James C. Edenfield, president and CEO of American Software. "As a respected enterprise application provider, American Software has been serving the industry for 35 years. The Company has the scale and resources to support our extensive customer base while continuing to invest in enhancements and long-term product innovation. Both current and future customers will benefit from our focus on demand-driven enterprise solutions and deep supply chain management expertise."

        The overall financial condition of the Company remains strong with cash and investments of approximately $57.7 million and no debt as of July 31, 2005. During the quarter, our 89% owned subsidiary, Logility purchased approximately 272,000 of its shares on the open market under the current stock buyback program at a cost of approximately $1.6 million. There are approximately 269,000 shares remaining to purchase under Logility's current stock buyback authorization.

ADDITIONAL HIGHLIGHTS FOR THE FIRST QUARTER OF FISCAL YEAR 2006 INCLUDE:

CUSTOMERS

    o Notable new and existing customers placing orders with American Software, Inc. in the first quarter include Ames True Temper Company, Cole-Parmer, Dixie-Pacific, Franco Manufacturing, GKN AeroSpace, Inc., Greco Apparel, Hansen Beverage, Kidde, KR Castlemaine Foods, Intradesa, Louisiana Pacific Corporation, Nutra Manufacturing, Wm. Wrigley Jr. Company, Standard Motor Products, Tristan & America, Ventura Foods and W.S. Badcock Home Furniture.

    o New Generation Computing Inc. (NGC), a wholly owned subsidiary of American Software, announced that Greco Apparel Inc. selected NGC's RedHorse, a comprehensive enterprise resource planning (ERP) system designed specifically for apparel and sewn products enterprises. NGC's RedHorse system will help enable the Greco Apparel increase its speed to market, reduce costs, manage by exception and improve workflow.

    o Farley's & Sathers Candy Company Inc. announced selection of Logility Voyager Solutions(TM) as part of a corporate-wide initiative to improve forecast accuracy, optimize inventory investments and extend its production planning horizon for greater supply chain flexibility and efficiency.

    o AberdeenGroup highlighted a Logility consumer goods customer in a "Best Practices in Transportation Management" report for excellence in customer service and warehouse optimization, and for significant freight savings over the past three consecutive years. The consumer goods company uses Logility Voyager Transportation Planning & Management(TM) to help save time, labor and freight costs by automating shipment planning and execution all while improving customer service with a tightly integrated order fulfillment process.

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American Software First Quarter Fiscal Year 2006 Results                  Page 3

    o The Coleman Company, Inc., manufacturer and distributor of products for camping, backpacking, tailgating, backyard grilling and other outdoor leisure-time activities, extended its use of Logility Voyager Solutions to include the latest version of Transportation Planning and Management with Internet-enabled carrier collaboration. The Coleman Company implemented the software on budget and on time in under five months.

PRODUCTS AND TECHNOLOGY

    o Logility, the Company's 89% owned subsidiary, held its latest Supply Chain Power Hour webcast, "Hit the Road: Reduce Costs and Improve Service with Automated Transportation Management." The webcast helped educate logistics and transportation executives about the latest technology to help improve customer service and retailer compliance while simultaneously aiding collaboration and reducing the amount of paperwork between shippers and carriers. Speakers participated from The Coleman Company, Inc., Adjoined Consulting and Logility.

    o Global Logistics and Supply Chain Strategies magazine named Logility to its third annual "100 Great Supply Chain Partners Report." The report is the result of a six-month poll that asked logistics and supply chain professionals to nominate vendors and service providers whose solutions help drive overall business performance.

    o Inbound Logistics magazine named Logility as a 2005 Top 100 Logistics IT Provider for the eighth consecutive year. The selection process included comparison of more than 500 logistics IT providers and their ability to deliver solutions to meet the diverse needs of the Inbound Logistics' readers.

ABOUT AMERICAN SOFTWARE, INC.

        Headquartered in Atlanta, American Software develops, markets and supports one of the industry's most comprehensive offerings of integrated business applications, including supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise(TM) is an ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. American Software owns 89% of Logility, Inc. (NASDAQ: LGTY), a leading provider of collaborative supply chain solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility is proud to serve such customers as Avery Dennison Corporation, Bissell, BP (British Petroleum), Huhtamaki UK, Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod-Ricard, Sigma Aldrich and Under Armour Performance Apparel. New Generation Computing Inc. (NGC), a wholly owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers and importers. Headquartered in Miami, NGC's worldwide customers include Dick's Sporting Goods, Wilsons Leather, Kellwood, Hugo Boss, Russell Corp., Ralph Lauren Childrenswear, Haggar Clothing Company, Maidenform, William Carter and VF Corporation. For more information on the Company, contact:
American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305; (800) 726-2946 or (404) 261-4381. FAX: (404) 264-5206. INTERNET: www.amsoftware.com or E-mail: ask@amsoftware.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company's ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues.

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American Software First Quarter Fiscal Year 2006 Results                  Page 4

For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2005 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

e-Intelliprise is a trademark of American Software, Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, and REDHORSE is a trademark of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

                                       ###
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                             AMERICAN SOFTWARE, INC.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                           (Preliminary and Unaudited)

                                                    First Quarter Ended
                                                          July 31,
                                             ---------------------------------
                                                                        Pct
                                                2005        2004        Chg.
                                             ---------   ---------   ---------
Revenues:
  License                                       $3,443      $2,557          35%
  Services & other                               7,688       6,779          13%
  Maintenance                                    5,635       4,369          29%
    Total Revenues                              16,766      13,705          22%

Cost of Revenues:
  License                                        1,030         903          14%
  Services & other                               5,529       4,719          17%
  Maintenance                                    1,568       1,158          35%
    Total Cost of Revenues                       8,127       6,780          20%
Gross Margin                                     8,639       6,925          25%
Operating expenses:
  Research and development                       2,128       1,812          17%
  Less: capitalized development                   (617)       (670)         (8%)
  Sales and marketing                            3,111       2,895           7%
  General and administrative                     3,160       2,323          36%
  Acquisition related amortization of
   intangibles                                      87           -           nm

    Total operating expenses                     7,869       6,360          24%
Operating earnings                                 770         565          36%
  Interest income & Other, net                   1,117         633          76%
Earnings before income taxes and
 minority interest                               1,887       1,198          58%
    Income tax provision/(benefit)                 675           0           nm
  Minority interest                               (105)        (48)       (119%)
Net Earnings                                    $1,107      $1,150          (4%)
Earnings per common share:
  Basic:                                         $0.05       $0.05           --
  Diluted:                                       $0.04       $0.05         (20%)

Weighted average number of common
 shares outstanding
    Basic                                       23,970      23,563
    Diluted                                     25,104      25,058

Reconciliation of Adjusted Net Income:
Net Earnings (loss)                             $1,107      $1,150          (4%)
  Acquisition related amortization of
   intangibles                                      87           -           nm
Adjusted Net Earnings                           $1,194      $1,150           4%

Adjusted Net Earnings per Diluted Share          $0.05       $0.05           0%

nm- not meaningful
Preliminary - See press release narrative

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                          Selected Balance Sheet Items
                                 (in thousands)
                           (Preliminary and Unaudited)

                                                        July 31,
                                                 ---------------------
                                                    2005        2004
                                                 ---------   ---------
Cash and Short & Long term investments             $57,740     $67,134
Accounts Receivable:
   Billed                                            9,410       5,546
   Unbilled                                          3,429       3,069
Total Accounts Receivable,net                       12,839       8,615

Deferred Revenues                                   14,304       9,987

Preliminary - See press release narrative